Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF OXYGEN BIOTHERAPEUTICS, INC.

Oxygen Biotherapeutics, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on April 17, 2008 (the "Certificate of Incorporation").

2. Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

(a) The name of the corporation is Tenax Therapeutics, Inc. (the "Corporation")."

3. This amendment was duly adopted in accordance with the provisions of Section[s] 222 and 242 of the General Corporation Law of the State of Delaware.

4. The Effective Date of this Amendment shall be September 19, 2014.

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Nancy J.M. Hecox, its Corporate Secretary, this 8th day of September, 2014.

By: /s/ Nancy J.M, Hecox Name: Nancy J.M. Hecox Title: Corporate Secretary